Exhibit 10.7

LEASING AGREEMENT

by and between

GE INVESTMENT REALTY PARTNERS I, LIMITED PARTNERSHIP

And

LEARNING TREE INTERNATIONAL USA, INC.

Property:

1801 Rockville Pike

Rockville, Maryland 20852

ii

29.01	GOVERNING LAW	27

30.01	PARKING	27

31.01	ROOF TOP RIGHTS	27

32.01	RENEWAL	29

33.01	TERMINATION OPTION	29

34.01	ATTORNEY’S FEES	30

35.01	ENVIRONMENTAL MATTERS	30

36.01	ADDENDA	31

iii

(1801)

AGREEMENT OF LEASE

THIS AGREEMENT OF LEASE is made this 1st day of May, 1997, by and between GE INVESTMENT REALTY PARTNERS I, Limited partnership hereinafter referred to as “Landlord” and LEARNING TREE INTERNATIONAL USA, INC., a Delaware corporation hereinafter referred to as “Tenant”.

WITNESSETH:

PREMISES 1.01 - In consideration of the rent hereinafter reserved and of the covenants hereinafter contained, Landlord does hereby lease to Tenant, and Tenant hereby leases from Landlord, that certain space located on the second (2nd) floor of the Building, shown on the floor plan attached hereto as Exhibit “A”, and designated as Suite 200 (“Premises”). The total agreed square footage of the Premises is 29,433 rentable square feet which includes Tenant’s proportionate share of the common areas and core space of the Building. All measurements of the Premises are in accordance with the Washington, D.C Association of Realtors Standard Method of Measurement dated January 1, 1989. The term “Building” shall mean the office building located at 1801 Rockville Pike, Rockville, Maryland 20852 which, along with the parking garage and retail areas, is sometimes referred to herein collectively as the “Project”. Landlord expressly reserves the right to change the name of the Building or the Project without notice to Tenant.

TERM 2.01 - This Lease shall be in full force and effect from the date it has been executed by both Landlord and Tenant. The term of this Lease shall commence on the Lease Commencement Date (as defined below) and shall terminate at ( ). As used in this Lease, the term “Lease Year” shall have the meaning set forth in this Section. The first year Lease Term shall commence on the Lease Commencement Date and terminate on the last day of the twelfth (12th) full calendar month after such Lease Commencement Date. Each subsequent Lease Year shall commence on the date immediately following the last day of the preceding Lease Year and shall continue for a period of twelve (12) full calendar months, except that the last Lease Year of the Term shall terminate on the date this Lease expires or is otherwise terminated.

2.02 - After delivery of possession, Landlord and Tenant shall execute a Confirmation of Lease in accordance with the form attached hereto as Exhibit “B”.

2.03 - There shall be no charge to Tenant for the Building personnel or engineer for Tenant’s move-into and move-out of the Premises. Tenant shall have exclusive use of one of the elevators during move-in and move-out provided Landlord is notified at least two (2) days prior to such moves. The Initial Basic Rent and Additional Rent (as such terms are defined hereinafter) shall commence on (the “Lease Commencement Date”). Landlord shall not be liable, except to the extent set forth in this Section, for any failure to deliver the Premises or any portion thereof due to the holdover of any tenant. Except to the extent set forth above regarding liability for Initial Basic Rent and Additional Rent, all provisions of this Lease shall apply and govern commencing on the date hereof.

2.04 - Tenant shall receive from Landlord the Premises with any existing improvements presently existing in the Premises in their “as is” condition except the Premises shall be cleared of all trash, debris, furniture and office material left by the previous occupants. Except as expressly provided in this Section, Tenant shall be solely responsible for all costs incurred in connection with the design and construction of the improvements in the Premises, provided Landlord shall contribute an allowance of Ten Dollars ($10.00) per rentable square foot of the Premises for tenant improvements and architectural plans. Any unspent amount of such allowance remaining after completion of Tenant’s improvements shall be applied until exhausted as a credit against the first installments due of Initial Basic Rent payable hereunder.

Landlord shall have the right to approve Tenant’s general contractor, architect and architectural plans, including Tenant’s choice of ceiling and lighting systems, such approval not to be unreasonably withheld, conditioned or delayed. Landlord shall not charge any construction administration fees or any fees for overhead or profit for the initial improvement of the Premises. Tenant and the contractor constructing the Tenant improvements shall not be required to purchase building stocked materials or use building standard materials. Tenant shall not be required to provide a payment or performance bond. Tenant shall not be charged for reasonable parking of construction related vehicles or the reasonable consumption of utilities during construction of the Premises. Tenant shall be responsible for all third party contractors’ fees and charges, including its architect, general contractor and project manager and for any permit costs and fees. Tenant shall obtain all required permits, including without limitation a certificate of occupancy. The foregoing allowances may be spent for construction and other construction-related costs, including, without limitation, architectural, engineering, design, finish work, telephone and computer wiring, furniture, fixtures, equipment, construction consulting fees and moving related costs. The provisions of Section 11.01 shall otherwise govern Tenant’s construction upon the Premises, but in the event of any conflict, the provisions of this Section 2.04 shall control.

Any existing materials that Tenant reuses (i.e.: lights, doors, frames, hardware, etc.) shall be at no cost to Tenant and shall not be deducted from Tenant’s allowances. Landlord shall be solely responsible for base building heating and air-conditioning systems, base Building fire and safety systems, base Building compliance with the Americans with Disabilities Act (including bathrooms and elevator lobbies) and other building code issues related to the common areas of the Building. On or before the second anniversary of the Lease Commencement Date, Landlord shall perform certain cosmetic renovation work in the lobby of the Building, the nature and extent of which will be solely at Landlord’s discretion.

Tenant shall have the right to authorize disbursement of funds to the selected general contractor using AIA documents G702 and G703. Upon Tenant’s authorization, Landlord shall pay the general contractor directly within thirty (30) days of submission of invoices evidencing such work.

At the expiration of the Term, Tenant may remove movable walls, raised floor, Tenant’s trade fixtures, reception desks, A/V equipment (including 1 screen, monitors, projectors), security equipment, furniture and rooftop equipment, but shall immediately repair any damage caused by such removal.

RENT 3.01 - Tenant hereby covenants and agrees to pay with the execution of this Lease an amount equal to one-twelfth of the initial basic annual rent which shall be applied to the first month’s rent and/or carry-over month’s rent. Such initial basic annual rent (“Initial Basic Rent”) shall be Six Hundred Thirty-two Thousand Eight Hundred Nine and 501100 Dollars ($632,809.50), payable in equal monthly installments of Fifty-two Thousand Seven Hundred Thirty-four and 131100 Dollars ($52,734.13), in advance on the first day of each month during the first Lease Year. Initial Basic Rent shall be adjusted in each subsequent Lease Year as provided in Article 5 hereof. Landlord shall abate the monthly installments of Initial Basic Rent due and payable for the first six (6) calendar months after the date rent first becomes payable hereunder.

3.02 - If the Lease Commencement Date is on a day other than the first day of a month, rent from such date until the first day of the next succeeding month shall be prorated on the basis of the actual number of days in such month and shall be payable in advance on the Lease Commencement Date.

3.03 - The Basic Rent and all Additional Rent as provided for under this Lease shall be paid promptly when due, in cash or by check, in lawful money of the United States of America, without notice or demand and without deduction, diminution, abatement, counterclaim or set off of any amount or for any reason whatsoever, payable to Landlord c/o Polinger Shannon & Luchs Company, as “Agent”, and delivered to Polinger Shannon & Luchs Company at its offices at the address as stated in Article 26 or to such other person and place as may be designated by notice in writing from Landlord to Tenant from time to time. If Tenant shall present to Landlord more than twice during any calendar year checks or drafts not honored by the institution upon which they are issued due to non-sufficient funds or closed account, then Landlord may require that future payments of Basic Rent and Additional Rent and other sums thereafter payable be made by certified or cashier’s check.

3.04 - All amounts other than Basic Rent required to be paid by Tenant to Landlord under the terms of this Lease and any charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease shall be considered additional rent (“Additional Rent”). Additional Rent payable pursuant to Articles 6 and 7 hereof shall be due and payable on the first day of each month during the Tern together with installments of Basic Rent. Additional Rent other than that payable pursuant to Articles 6 and 7 shall be due and payable within fifteen (15) days following receipt of a statement from Landlord of such amounts. Notwithstanding any dispute which may arise in connection with the computation or estimate of any Additional Rent due, Tenant shall be obligated to pay the amount specified by Landlord, without deduction, diminution or set-off pending the resolution of the dispute.

3.05 - Other remedies for non-payment notwithstanding, any installment of rent which is not paid within ten (10) days after the due date shall be subject, at Landlord’s option each month, to a late charge equal to five percent (5%) of the amount due, which shall be payable as Additional Rent. Any installment of Initial Basic Rent, Basic Rent or Additional Rent not paid within fifteen (15) days from the date due shall accrue interest at the rate of three percent (3%) higher than the rate announced by Citibank, N.A. from time to time as its prime rate (the “Prime Rate”) (but in no event higher than the maximum rate allowed by law) until paid in full, which interest shall be deemed Additional Rent hereunder; provided, however, that prior to the imposition of such interest or such late charge, Landlord shall notify Tenant in writing of such late payment of rent and Tenant shall have five (5) days after such notice to make full payment of the installment of rent then due; provided further, however, that Landlord shall be required to send such notice no more than two (2) times in any 12 month period; and provided further, however, that Landlord’s failure to deliver such notice shall in no way limit Landlord in exercising any other remedies for non-payment.

3.06 - No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installments of rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check for payment without prejudice to Landlord’s right to recover the balance of such rent or to pursue any other remedy provided in this Lease.

3.07 - Tenant’s pro rata share of increases in Operating Expenses, as defined in Article 6, is agreed to be 16.67 percent. Tenant’s pro rata share of increases in Real Estate Taxes, as defined in Article 7, is agreed to be 16.67 percent. Tenant’s pro rata share was calculated by dividing the rentable square feet of the Premises by the square footage of the Building, which is 176,563.

3.08 - It is agreed by Landlord and Tenant that no rent for the use, occupancy or utilization of the Premises shall be, or is, based in whole or in part on the net income or profits derived by any person from the Building , Project or the Premises, and Tenant further agrees that it will not enter into any sublease, license, concession or other agreement for any use, occupancy or utilization of the Premises which provides for rent or other payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by any person from the

Premises so leased, used, occupied or utilized. Nothing in the foregoing sentence, however, shall be construed as permitting or constituting Landlord’s approval of any sublease, license, concession, or other use, occupancy, or utilization agreement not otherwise approved by Landlord in accordance with the provisions of Section 15.01 hereof.

USE OF PREMISES 4.01 - Tenant covenants to use the Premises only for general office use and/or to carry on the business of classroom training for advanced information technology professionals in information technology (“Professional Classroom Training”) and for no other purpose, subject to and in accordance with all applicable zoning and other zoning and other governmental regulations. Tenant, at its own expense, shall comply with and promptly carry out all orders, requirements or conditions imposed by the ordinances, laws and regulations of all of the governmental authorities having jurisdiction over the Premises, which are occasioned by or required in the conduct of Tenant’s business within the Premises and to obtain all licenses, permits and the like required to permit Tenant to occupy the Premises.

4.02 - Tenant accepts the Premises and the rest of the Project from Landlord in “as is” condition, except to the extent specifically provided elsewhere in this Lease.

4.03 - Tenant shall not permit the Premises, or any part thereof, to be used for general public education or for any disorderly, unlawful or hazardous purpose, nor as a source of annoyance or embarrassment to Landlord or other tenants, nor for any purpose other than herein before specified, nor for the manufacture of any commodity therein, without the prior written consent of Landlord.

4.04 - Landlord hereby reserves to itself and its successors and assigns the following rights (all of which are hereby consented to by Tenant): (i) to change the lobby, street address and/or name of the Building and/or the arrangement and/or location of entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets, or other public parts of the Building, (ii) to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of the tenants, in such a manner as it deems appropriate for the benefit of tenants generally, and (iii) to erect, use and maintain pipes and conduits in and through the Premises (but in a manner so as to minimize interference with Tenant’s use thereof), and Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance or interruption of the business of Tenant or Tenant’s use or occupancy of the Premises.

COST OF LIVING ADJUSTMENT 5.01 - Effective on the first day of the second Lease Year, and on the first day of each subsequent Lease Year so long as this Lease remains in effect, the Initial Basic Rent set forth in Article 3 shall be increased on an annual basis; and Tenant covenants to pay Landlord, during each ensuing Lease Year, such new adjusted Basic Rent (“Basic Rent”) in an amount which is equal to one hundred two and one-quarter percent (102.25%) of the Initial Basic Rent or Basic Rent, as applicable, payable at the end of the immediately preceding Lease Year, as more particularly set forth in Exhibit “D” attached hereto.

5.02 - The resulting new Basic Rent shall be payable in equal monthly installments, each in advance, on the first day of each month.

OPERATING EXPENSES-ESCALATION 6.01 - Tenant shall pay to Landlord, as Additional Rent, Tenant’s pro rata share, as specified in Section 3.07, of the amount by which the Operating Expenses for the Comparison Year exceed the Operating Expenses for the Base Year (adjusted to reflect a one hundred percent (100%) occupied Building), provided, however, that with respect only to the Comparison Year commencing January 1, 1998, the amount due from Tenant shall be (i) Tenant’s fill pro rata share of the amount by which Operating Expenses in such Comparison Year exceed the Operating Expenses in the Base Year, multiplied by (ii) a fraction, the numerator of which is the number of days from the Lease Commencement Date through

December 31, 1997 and the denominator of which is 365. In the event the Building is not at least one hundred percent (100%) occupied in the Base Year or any Comparison Year, Operating Expenses for the Base Year and such Comparison Year shall be adjusted by Landlord to be equal to the amounts which would have been incurred in Landlord’s reasonable judgment if the Building had been one hundred percent (100%) occupied. All operating expenses to be included in the Base Year shall be calculated without regard to any rental abatements provided to Tenant or other tenants of the Building, or vacancies in excess of five percent (5%) of the Building (i.e., management fees shall be included in the Base Year).

6.02 - For purposes of this Article:

(a) The term “Operating Expenses” shall mean any and all costs, expenses and charges incurred by Landlord in connection with the operation, maintenance and repair of the Project including, but not limited to the following: (i) charges or fees for, and taxes on, the furnishing of electricity, fuel, water, sewer, gas, oil, solid waste disposal and other utilities; (ii) (at Landlord’s sole but reasonable discretion) security; (iii) pest control; (iv) cleaning of windows and exterior curtain walls; (v) char and janitorial services; (vi) trash and snow removal; (vii) landscaping and repair and maintenance of grounds; (viii) salaries, wages, and benefits for persons engaged in the operation, maintenance or repair of the Project, including benefits, payroll taxes and worker’s compensation insurance; (ix) license fees and governmental permits; (x) casualty, liability and rent loss insurance; (xi) cleaning supplies; (xii) uniforms and dry cleaning service; (xiii) supplies, repairs, replacements and other expenses for maintaining and operating the Project; (xiv) the cost, including interest (at a rate no greater than the greater of interest actually incurred or two percent (2%) over the Prime Rate then announced by Citibank, N.A.), amortized over its useful life of (A) any capital improvement made to the Project which is required under any governmental law or regulation promulgated or passed into law after the date hereof or (B) any improvement, device or other equipment which is intended to improve the service, capacity or operating efficiency of the Project or of any system within the Project; (xv) Landlord’s accounting fees and costs, including without limitation such costs incurred for the preparation of statements of operating expenses or incurred in order to reduce operating expenses; (xvi) legal fees and costs relating to the operation, repair or maintenance of the Project or incurred in order to reduce operating expenses; (xvii) service or management contracts with independent contractors and general overhead; (xviii) administrative expenses; (xix) management fees; (xx) telephone, telegraph and stationery; (xxi) costs of any management office at the Project; and (xxii) the costs of any other items which, under generally accepted accounting principles consistently applied from year to year with respect to the Property, constitute operating and maintenance costs attributable to any or all of the Project.

Notwithstanding anything to the contrary contained herein, Operating Expenses and Real Estate Taxes shall not include:

(1) original construction costs of the Building;

(2) interest and amortization of funds borrowed by Landlord, whether secured or unsecured;

(3) reserves for repairs, maintenance and replacements;

(4) costs or expenses associated with leasing space in the Building or the sale of any interest in the building, including, without limitation, advertising and marketing, commissions or any amounts paid for or on behalf of a Tenant such as space planning, moving costs, rental and other tenant concessions;

(5) ground rents;

(6) salaries, wages or other compensation paid for off-site employees above the level of regional manager (or similar level) of any property management organization whose salaries are covered by a management fee (i.e., national property manager or clerical personnel);

(7) amounts paid to any partners, shareholder, officer or director of Landlord, for salary or other compensation in their capacity as an executive of Landlord;

(8) costs of electricity and HVAC outside normal business hours sold to other tenants of the Building by Landlord or any other material item of special service to tenants in excess of that furnished to Tenant whether or not Landlord receives reimbursement from such tenants as an additional charge;

(9) expenses for repairs, replacements or improvements arising from the initial construction of the Building to the extent such expenses are reimbursed to Landlord by virtue of warranties from contractors or suppliers;

(10) any costs which are above arm’s-length market prices for goods or services and are paid to any person, firm or corporation related or affiliated with Landlord or any general partner, officer or director of Landlord or any of its general partners (such arrangements with affiliates to be disclosed by Landlord);

(11) accounting or legal fees incurred in tenant disputes, or in procuring tenants, or for fees personal to Landlord’s corporate or partnership status;

(12) all costs shall be reduced by the amount of insurance or condemnation awards or other reimbursements, recoupments, payments, or allowances received by Landlord;

(13) cost of renovating or otherwise improving space for new tenants or renovating space vacated by any tenant;

(14) costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, such as trustee’s fees, partnership organization or administration expenses, and deed recordation expenses;

(15) interest or penalties arising by reason of Landlord’s failure to timely pay any Operating Expenses or Real Estate Taxes;

(16) costs incurred to encapsulate, remove or remedy any Hazardous Substances (as defined below);

(17) capital improvements to the Building (whether leased or owned) other than the amortization described above;

(18) depreciation of the Building or any equipment, machinery, fixtures or improvements therein, other than the amortization described above;

(19) any costs related to Landlord’s Building violation of the American with Disabilities Act;

(20) any costs incurred due to Landlord’s violation of any term or condition of this Lease or any other lease relating to the Building;

(21) the cost of correcting any code or legal violations in the Building which were violations prior to the date of this Lease as the code or law was then enforced;

(22) costs for acquisitions of sculpture, paintings or other objects of art;

(23) title insurance, automobile insurance, key man and other life insurance, long-term disability insurance and health; accident and sickness insurance, excepting only group plans (or like benefits) providing reasonable benefits to persons of the grade of regional manager and below involved in the operation and management of the Building (provided that, the cost of benefits with respect to any such person dividing his or her time between the Building and any other buildings shall be apportioned pro rata among all such buildings); and

(24) any material, major new category of expenditure which was not included in Tenant’s base year operating expenses, provided however that Tenant shall pay for its pro rata share of increases relating to such new category each year of the Term above the first twelve (12) months, of said new category.

Landlord agrees to keep reasonably accurate books and records reflecting Operating Expenses in accordance with generally accepted accounting principles consistently applied, and to make such records, and reasonable supporting detail available for examination during normal business hours upon reasonable notice by Tenant and its representatives; provided that any such examination or audit shall be by a CPA and shall be at Tenant’s sole cost and expense, unless the audit discloses a discrepancy of five percent (5%) or more in the aggregate, in which event, Landlord shall be responsible for the reasonable hourly fees of the CPA conducting the audit.

Landlord shall generally in the aggregate not expend amounts materially in excess of those which are normal and customary in the industry for buildings of similar age and character. Tenant shall only be liable for Operating Expenses which are attributable to the term of this Lease or such time as Tenant occupies the Premises, whichever is greater.

(b) The term “Base Year” shall mean calendar year 1997.

(c) The term “Comparison Year” shall mean the period of twelve months commencing on January 1st of each year and ending on December 31st of each year. Landlord shall provide Tenant with a reasonably detailed statement of Operating Expenses adjusted to reflect one hundred percent (100%) occupancy if the Building is less than one hundred percent (1 00%) occupied.

6.03 - Nothing contained in this Article 6 shall be construed at any time to reduce the rent payable hereunder below the amount stipulated in Articles 3 and 5 of this Lease.

6.04 - If the termination date of this Lease shall not coincide with the end of a Comparison Year, then in computing the amount payable under this Article 6 for the period between the commencement of the applicable Comparison Year in question and the termination date of this Lease, the amount that would have been due from Tenant for the full year, if Tenant had been a tenant for the entire Comparison Year, shall be prorated so as to include only the portion of the Comparison Year that Tenant is a tenant in the Project. Tenant’s obligation to pay increased Operating Expenses under this Article 6 for the final period of the Lease (as well as for any earlier period not paid as of the expiration of the Lease) shall survive the expiration of the Term.

6.05 - Landlord reserves the right, with the beginning of the second (2nd) Lease Year and continuing throughout the Term, to require that Tenant pay each month in advance, as Additional Rent, one-twelfth of Tenant’s estimated annual obligation under this Article 6. Such payments shall in no way limit Tenant’s annual obligation. If the total of such monthly installments paid is less than Tenant’s total obligation, Tenant shall pay the difference within ten (10) days following receipt of Landlord’s statement. Any overpayment shall be credited to Tenant’s Initial Basic Rent for the next succeeding month or in the event such over payment is payable following the expiration of this Lease, Landlord shall pay to Tenant the amount of overpayment within thirty (30) days following the determination of such overpayment but no later than June 1 of the calendar year following such expiration.

6.06 - Excess Operating Expenses payable by Tenant in any calendar year shall not include increases in those Operating Expenses identified in clauses ii, iii, iv, v, vi, vii, viii, xi, xii, xiii, xv, xvi, xvii, xviii, xix, xx, xxi and (xxii) (“Controlled Costs”) which in the aggregate exceed four percent (4%) of the aggregate of such Operating Expenses paid or incurred by Landlord during the preceding calendar year (“Cap”). In the event that the Controlled Costs increase in any calendar year by an amount less than the Cap, any such shortfall shall be carried forward to later calendar years by Landlord to raise the Cap for such years, provided that (a) such shortfall(s) carried forward to later years shall not raise the Cap in any calendar year to more than twelve percent (12%) in excess of the aggregate of such Operating Expenses incurred or paid by Landlord in the immediately preceding calendar year and (b) the cumulative increase during the remaining Term shall not exceed an average of four percent (4%) per calendar year. In the event that the Controlled Costs increase in any calendar year by an amount greater than the Cap, any such excess shall be carried forward to later calendar years in which the Controlled Costs increase in an amount less than the Cap, provided that the cumulative increase during the remaining Term does not exceed an average of four percent (4%) per year.

REAL ESTATE TAXES-ESCALATION 7.01 - Tenant shall pay to Landlord, as Additional Rent, Tenant’s pro rata share, as specified in Section 3.07, of the amount by which Real Estate Taxes for or attributable to the then current Real Estate Tax Year exceeds the Base Real Estate Taxes. If the system of real estate taxation shall be altered or varied and any new tax or levy shall be levied or imposed on said land, Project and improvements, and/or Landlord, in substitution for real estate taxes presently levied or imposed on immovables in the jurisdiction where the Project is located, then any such new tax or levy shall be included within the term “Real Estate Taxes”. Commencing with the beginning of the second (2nd) Lease Year and continuing throughout the Term, Tenant shall pay each month, in advance, as Additional Rent, one-twelfth of Tenant’s estimated annual obligation under this Article 7. Such payments shall in no way limit Tenant’s annual obligation. If the total of such monthly installments paid is less than Tenant’s total obligation, Tenant shall promptly pay the difference upon receipt of Landlord’s statement. Any overpayment shall be credited to Tenant’s Initial Basic Rent for the next succeeding month, or in the event such overpayment is payable following the expiration of this Lease, Landlord shall pay to Tenant the amount of overpayment within thirty (30) days following the determination of such overpayment.

7.02 - For purposes of this Article:

(a) The term “Real Estate Taxes” means all taxes, rates and assessments, general and special, levied or imposed with respect to the land, Project and improvements constructed thereon (including all taxes, rates and assessments, general and special, levied or imposed for school, public betterment and for general or local improvements.

(b) The term “Base Real Estate Taxes” means the assessed value of said land, Project and improvements, multiplied by the then current rate, for the tax year commencing July 1, 1997 and ending June 30, 1998.

(c) The term “Real Estate Tax Year” means each successive twelve month period following and corresponding to the period in respect of which the Base Real Estate Taxes are established, irrespective of the period or periods which may from time to time in the future be established by competent authority for the purposes of levying or imposing real estate taxes. Any inheritance, estate, succession, transfer, gift tax, or capital levy shall not be included in Real Estate Taxes and further, no franchise, corporation, income or profit tax calculated upon the Landlord’s net income shall be passed through to the Tenant, except to the extent that if at any time during the Term of this Lease the methods of taxation prevailing at the commencement of the term of this Lease shall be altered so that in lieu of, or as a substitute for, the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereon, there shall be levied, assessed or imposed a tax, assessment, levy, fee or other charge: (i) on or measured by the rents received therefrom; (ii) measured by or based in whole or in part upon the Building and imposed upon Landlord; or (iii) measured by the rent payable by Tenant under this Lease, then all such taxes, assessments, levies, impositions, charges or fees or the part thereof so measured or based, shall be deemed to be included within the term “Real Estate Taxes”.

7.03 - Reasonable expenses incurred by Landlord in obtaining or attempting to obtain a reduction of any Real Estate Taxes shall be added to and included in the amount of any such Real Estate Taxes. Real Estate Taxes which are being contested by Landlord shall nevertheless be included for purposes of the computation of the liability of Tenant under Section 7.01 hereof; provided however, that in the event that Tenant shall have paid any amount of increased rent pursuant to this Article 7 and Landlord shall thereafter receive a refund of any portion of any Real Estate Taxes on which such payment shall have been based, Landlord shall pay to Tenant the appropriate portion of such refund. Landlord shall have no obligation to contest, object or litigate the levying or imposition of any Real Estate Taxes and may settle, compromise, consent to, waive or otherwise determine in its discretion any Real Estate Taxes without consent or approval of Tenant.

7.04 - Nothing contained in this Article 7 shall be construed at any time to reduce the rent payable hereunder below the amount stipulated in Articles 3 and 5 of this Lease.

7.05 - It is understood and agreed that Tenant shall not be liable for any addition to the Real Estate Taxes by reason of Landlord’s failure to pay such taxes when due.

7.06 - If the termination of this Lease shall not coincide with the end of a Real Estate Tax Year, then in computing the amount payable under this Article 7 for the period between the commencement of the applicable Real Estate Tax Year in question and the termination date of this Lease, the amount that would have been due from Tenant for the full year, if Tenant had been a tenant for the entire Real Estate Tax Year, shall be prorated so as to include only the portion of the Real Estate Tax Year that Tenant is a tenant in the Project. Tenant’s obligation to pay increased Real Estate Taxes under this Article 7 for the final period of the Lease (as well as for any earlier period not paid as of the expiration of the Lease) shall survive the expiration of the Term.

REPAIRS AND MAINTENANCE 8.01 - Except for repairs arising solely from Landlord’s acts of gross negligence, which have been brought to Landlord’s attention by Tenant’s prior written notice, or willful misconduct, Tenant will keep the Premises and fixtures and equipment therein in clean, safe and sanitary condition, will take good care thereof, will suffer no waste or injury thereto, and will, at the expiration or other termination of the Term, surrender the same, broom clean and in good order and condition (as on the Lease Commencement Date), ordinary wear and tear excepted. Tenant shall be under no obligation to restore the Premises to the condition or layout that such Premises were accepted in by Tenant on the date hereof, but Tenant shall be required to restore the Premises to the good order and condition and that they are in as of the Lease Commencement Date; provided, however, that this restoration requirement shall not be construed to limit the Tenant’s removal rights set forth in Section 2 1 .O1 hereof. If Tenant fails to make such repairs promptly, Landlord, at its option, may make such repairs and Tenant shall pay Landlord on demand Landlord’s actual costs in making such repairs plus a fee of ten percent to cover Landlord’s overhead. Landlord shall not be liable to Tenant for any damage or inconvenience and Tenant shall not be entitled to any abatement or reduction of rent by reason of any repairs, alterations or additions made by Landlord under this Lease. In the event Landlord needs to perform work in the Premises which will interfere with the Tenant’s normal course of business, the Landlord shall use its reasonable efforts to perform such work and clean up the area after Tenant’s business hours and prior to the Tenant’s next day of business.

8.02 - Landlord shall keep and maintain the base building structure and systems, including the exterior walls, elevators, electrical, plumbing and HVAC systems, fire and life safety systems, and the ground floor lobby and other common areas and facilities of the Building. Landlord’s cost of maintenance is subject to the Operating Expense provisions of Article 6.

LANDLORD’S SERVICES 9.01 - Landlord covenants and agrees that it shall furnish without additional charge:

(a) heat and air-conditioning between the hours of 8:00 A.M. and 6:00 P.M. Monday through Friday of each week and 8:00 A.M. and 1:00 P.M. on Saturday of each week (except New Year’s Day, Memorial Day, July Fourth, Labor Day, Thanksgiving Day and Christmas) to maintain the Premises at not more than 75°F with fifty percent (50%) relative humidity in summer (with exterior temperature of less than 96°F and 75°F wet bulb) and not less than 70°F in winter (with exterior temperature of more than 10°F). Landlord shall be responsible for maintaining the air quality in the Premises in accordance with current building code. Overtime HVAC may be available by prior arrangement with Landlord, and Tenant shall be billed at

Landlord’s actual direct cost without markup or personnel cost (provided that Tenant shall not be liable for up to 100 hours of such overtime HVAC during the initial Term hereof);

(b) electricity for lighting purposes and operation of ordinary modern office and Professional Classroom Training equipment sufficient to supply only an average demand load of five (5) watts per rentable square foot of the Premises, exclusive of HVAC demand load;

(c) elevator service (at least one of which will be in operation at all times);

(d) janitor and char services Monday through Friday of each week, except the foregoing holidays, generally in accordance with the specifications attached hereto as Exhibit “EM; it being understood and agreed, however, that Landlord shall not be liable in any way for any damage or inconvenience caused by the cessation or interruption of such heating, air-conditioning, electricity, elevator, janitor or char service and Tenant shall not be entitled to any abatement or reduction of rent or to terminate this Lease by reason thereof.

Notwithstanding anything to the contrary contained herein, if Tenant cannot reasonably use at least fifty percent (50%) of the Premises for Tenant’s business operations by reason of any interruption in services other than those interruptions arising from or in connection with the matters described in Section 24.10 hereof, and such interruption exists for ten (10) consecutive days, then Tenant’s rent shall be equitably abated from the eleventh (11th) day after such interruption for that portion of the Premises that Tenant is unable to reasonably use until such service is restored and Tenant is able to use the Premises. If the interruption of services is due to Landlord’s failure to pay for any such service and Tenant shall not be in monetary default hereunder and shall not be in non-monetary default hereunder in a manner which has caused or is related to such interruption of service, abatement shall commence two (2) business days following cessation of service. Such cessation or interruption shall not be considered an eviction, actual or constructive. If Tenant shall not be satisfied with the char and janitorial services provided by Landlord, Tenant shall have the right to employ its own cleaning service (upon obtaining Landlord’s prior written approval of the proposed cleaning contractor, which approval shall not be unreasonably withheld) and Landlord shall reduce Tenant’s Additional Rent obligations hereunder by the amount of savings, if any, which Landlord shall receive from its cleaning contractor as a result of Tenant cleaning the Premises.

9.02 - Tenant shall pay all utility costs (a) arising in connection with any of Tenant’s demand load in excess of an average of five (5) watts per rentable square foot exclusive of HVAC demand load and (b) the cost of installing, servicing and maintaining any equipment in connection with such excess demand load or arising in connection with HVAC supplemental needs, special or additional inside or outside wiring or lines, meters or submeters, transformers, poles, and/or the costs of any other equipment or accessory required to supply the amount or type of electricity or power available to the Premises.

9.03 - Landlord reserves the right to erect, use, connect to, maintain and repair pipes, ducts, conduits, cables, plumbing, vents and wires in, to and through the Premises as and to the extent that Landlord deems necessary or appropriate for the proper operation and maintenance of the Project (including the servicing of other tenants in the Project) and the right at all times to transmit water, heat, air-conditioning and electric current through such pipes, ducts, conduits, cables, plumbing, vents and wires. In exercising such rights, Landlord shall use reasonable efforts not to materially interfere with Tenant’s use and occupancy of the Premises.

9.04 - If any public utility or governmental body shall require Landlord or Tenant to restrict the consumption of any utility or reduce any service to the Premises or the Project, Landlord and Tenant shall comply with such requirements whether or not the utilities and services referred to in this Article are thereby reduced or otherwise affected, without any abatement, reduction, setoff, rebate or adjustment of the Basic Rent, Additional Rent or other sums payable by Tenant hereunder.

9.05 - Landlord shall have a Building directory in the lobby of the Building, and Tenant may have up to ten (10) listings at no cost to Tenant. Landlord shall supply suite entry signs in standard Building lettering, at Landlord’s sole expense. Any subsequent modification to Tenant’s initial listings or Tenant’s initial suite entry door (if approved by Landlord) shall be at Tenant’s sole expense.

9.06 - Landlord agrees to provide and install a sign on the exterior of the Building on the Building’s existing retail signage band at the current existing location at Tenant’s sole cost and expense. The format, style, color, lighting (if any) and other characteristics of the sign shall be subject to Landlord’s approval, which shall not be unreasonably withheld if Tenant’s proposed sign is of first class design consistent with the other signage, quality and uses of the Building. The size of the sign shall not exceed twelve (12) inches in height and fifteen (15) feet in length.

9.07 - Landlord shall provide a monitored card or key access system for the Building, its garage and its elevators and shall supply cards or keys in reasonable quantities required by Tenant. Tenant shall have the right, at its sole expense, to employ the same access monitoring system for its Premises. Tenant shall have access to the Building loading dock and Premises twenty-four (24) hours per day each day of the year, subject to the matters described in Section 24.10 hereof.

9.08 - Landlord shall comply (as an Operating Expense) with any regulation promulgated following the date hereof by any governmental authority having jurisdiction regarding air quality in the Building.

9.09 - Landlord shall maintain the Building (excluding the Premises), including, without limitation, the foundation and structural elements of the Building, the public corridors, elevators, public washrooms, and lobby of the Building, the roof, roof membrane and exterior windows of the Building, the parking area, private streets, ways and sidewalks of the Property and the electrical, plumbing, life safety, telephone cable, heating, ventilation and air conditioning systems of the Building (excluding any portion thereof in the Premises) (the “Building Systems”), and all Building hardware, light fixtures and ballast’s generally in normal and customary order and repair throughout the Lease Term generally in accordance with the standard of other similar buildings in Rockville, Maryland.

TENANT’S AGREEMENT 10.01 - Tenant covenants and agrees:

(a) not to obstruct or interfere with the rights of other tenants, or injure or annoy them or those having business with them or conflict with them, or conflict with the fire laws or regulations, or with any insurance policy upon said Project or any part thereof, or with any statutes, rules or regulations now existing or subsequently enacted or established by the local, state or federal governments and Tenant shall be answerable for all nuisances caused or suffered on the Premises, or caused by Tenant in the Project, or on the approaches thereto;

(b) not to place a load on any floor exceeding the floor load which such floor was designed to carry in accordance with the plans and specifications of the Project, and not to install, operate or maintain in the Premises any safe or heavy item of equipment except in such manner and in such location as Landlord shall prescribe so as to achieve a proper distribution of weight;

(c) not to strip or overload, damage or deface the Premises, hallways, stairways, elevators, parking facilities or other public areas of the Project, or the fixtures therein or used therewith, nor to permit any hole to be made in any of the same;

(d) not to suffer or permit any trade or occupation to be carried on or use made of the Premises which shall be unlawful, noisy, offensive, or injurious to any person or property, or such as to increase the danger of fire or affect or make void or voidable any insurance on the Project, or which may render any increased or extra premium payable for such insurance, or which shall be contrary to any law or ordinance, rule or regulation from time to time established by any public authority;

(e) not to move any furniture or heavy equipment into or out of the Premises except at such times and in such manner as Landlord may from time to time designate;

(f) not to place upon the interior or exterior of the Project, or any window or any part thereof or door of the Premises, any placard, sign, lettering, window covering or drapes, except such and in such place and manner as shall have been first approved in writing by Landlord and to use Project standard signage characters and format on its suite entry door, which shall be installed at Landlord’s cost;

(g) to park vehicles only in the area from time to time designated by Landlord;

(h) to conform to all rules and regulations from time to time established by the appropriate insurance rating organization and to all reasonable rules and regulations from time to time established by Landlord, including those attached as Exhibit “C” hereto (it being understood that nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce such rules and regulations, or the terms, conditions or covenants contained in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, or invitees);

(i) to be responsible for the cost of removal of Tenant’s bulk trash at time of move-in, during occupancy and move-out;

(j) not to conduct nor permit in the Premises either the generation, use, treatment, storage or disposal of any “Hazardous Materials”, which are defined as (1) “hazardous wastes”, as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, (2) “hazardous substances”, as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, (3) “toxic substances”, as defined by the Toxic Substances Control Act, as amended from time to time, (4) “hazardous materials”, as defined by the Hazardous Materials Transportation Act, as amended from time to time, (5) oil i or other petroleum products, and (6) any substance whose presence could be detrimental to the Building or hazardous to health or the environment, and shall prohibit its assignees and sublessees and employees, agents and contractors (collectively, “Permitees”) from doing so; and Tenant shall indemnify, defend, protect and hold Landlord and its agents harmless from all loss; costs, foreseeable and unforeseeable, direct or consequential; damages; liability; fines; prosecutions; judgments; litigation; and expenses, including but not limited to, clean-up costs, court costs and reasonable attorneys’ fees arising out of or in connection with any violation of the provisions of this Article by Tenant or its Permitees.

ALTERATIONS 11.01 - Except as expressly provided below, Tenant shall not renovate the Premises or make any alterations, additions, or other improvements in or to the Premises or install any equipment of any kind, including without limitation any alterations that shall require any alterations or additions or affect the use of the Project’s water system, heating system, plumbing system, air-conditioning system, or electrical system or other mechanical system, or install any telephone antennae on the roof, in the windows, or upon the exterior of the Building without the prior written consent of Landlord subject to the rules and regulations.

Notwithstanding the foregoing Tenant may paint or carpet without any notice to or consent of Landlord. Landlord is under no obligation to make any structural or other alterations, decorations, additions, improvements or other changes in or to the Premises. Any additional alterations, which are necessary in order for the Premises to comply with requirements of the Americans with Disabilities Act or such other laws or amendments thereto which may be hereinafter enacted during the Term or any extensions or renewals hereof shall be the responsibility of Tenant, and Tenant hereby agrees to indemnify protect, defend and hold Landlord harmless from any loss, liability cost, claim or damages (including reasonable attorney’s fees) incurred by Landlord as a result of Tenant’s failure to make such additional alterations.

Landlord shall be solely responsible for compliance with ADA in the Building (excluding the Premises but including the bathrooms and elevator lobbies on the floor). If any alterations or additions are made by Tenant without Landlord’s consent, Landlord may correct or remove them and Tenant shall be liable for any and all costs and expenses incurred by Landlord in the correction or removal of such work. All plans and specifications for any such work shall be prepared by Tenant at Tenant’s expense and shall thereafter be submitted to Landlord for review.

If any alterations or additions are not, with Landlord’s consent, performed by Landlord or its contractor, such alterations shall be made:

(a) in a good, workmanlike first-class and prompt manner;

(b) using new materials only;

(c) by a contractor and in accordance with plans and specifications approved in writing by Landlord;

(d) in accordance with all applicable legal requirements and requirements of any insurance company insuring the Building or portion thereof, including, but not limited to, compliance with the Americans with Disabilities Act.

As a further condition of Landlord’s consent to the use of Tenant’s contractor, Tenant or Tenant’s contractor must evidence insurance coverage to include:

(a) Worker’s Compensation Coverage and

(b) Comprehensive General Liability and Property Damage Insurance in the amount of not less than Two Million Dollars ($2,000,000.00) in the aggregate.

Tenant shall provide to Landlord guarantee by each of Tenant’s prime contractors and material men for the benefit of Landlord, Tenant and such other parties as Landlord shall designate that all work performed and materials and equipment furnished by such contractors will conform to the requirements of the \ plans and specifications as to the kind, quality, function of the equipment and characteristics of material and workmanship and will remain so for a period of at least one year from the date that the work has been completed, and in the event any deficiency, defects, faults or imperfections of materials, equipment or workmanship shall appear prior to the expiration of such period, the contractor, upon receiving written notice thereof from Landlord or Tenant will immediately correct and repair the same at the expense of such contractor; said guarantees to be effective whether or not any part of the aforesaid work has been subcontracted by the contractor.

Tenant shall not permit a mechanic’s lien(s) to be placed upon the Premises, the Building or the Project as a result of any alterations or improvements made by it and agrees, if any such lien be filed on account of the acts of Tenant, promptly to pay the same. If Tenant fails to discharge such lien within ten (10) days of its notice to Tenant of its filing, then, in addition to any other right or remedy of Landlord, Landlord may, at its election, discharge the lien.

Tenant shall pay on demand as Additional Rent any amount paid by Landlord for the discharge or satisfaction of any such lien, and all attorney’s fees and other costs and expenses of Landlord incurred in defending any such action or in obtaining the discharge of such action or in obtaining the discharge of such lien, together with all necessary disbursements in connection therewith it being hereby expressly covenanted and agreed that such discharge by Landlord shall not be deemed to waive or release the default of Tenant in not discharging the same.

It is understood and agreed by Landlord and Tenant that any such alterations shall be conducted on behalf of Tenant and Landlord shall have no liability with respect thereto. It is further understood and agreed that in the event Landlord shall give its written consent to Tenant’s making any such alterations, such written consent shall not be deemed to be an agreement or consent by Landlord to subject Landlord’s interest in the Premises, the Building or the Land to any mechanic’s or materialmen’s liens which may be filed in respect of any such alterations made by or on behalf of Tenant.

Tenant hereby expressly recognizes that in no event shall it be deemed the Agent of Landlord and no contractor of Tenant shall by virtue of its contract be entitled to assert any lien against the Premises, Building or Project.

All alterations or additions shall become a part of the realty and surrendered to Landlord upon the expiration or termination of this Lease, unless Landlord shall at the time of its approval of such work require removal or restoration on the part of Tenant as a condition of such approval.

Should Landlord elect that alterations made by Tenant upon the Premises be removed upon termination or expiration of this Lease or upon termination or expiration of any Renewal Term hereof, Tenant hereby agrees to cause same to be removed at Tenant’s sole cost and expense, and should Tenant fail to remove the same then and in such event Landlord may cause same to be removed at Tenant’s expense and Tenant hereby agrees to reimburse Landlord for the cost of such removal together with any and all damages which Landlord may suffer and sustain by reason of the failure of Tenant to remove the same. The provisions of this Section 11.01 shall survive the expiration or termination of this Lease. Tenant shall not be required to remove any of its improvements made prior to the Lease Commencement Date and for any Landlord approved alterations.

HOLD HARMLESS 12.01 - Landlord shall not be liable for any damage to, or loss of, property in the Premises belonging to Tenant, its employees, agents, visitors, licensees, invitees or other persons in or about the Premises, or for damage or loss suffered by the business of Tenant, from any cause whatsoever, including, without limiting the generality thereof, such damage or loss resulting from fire, steam, smoke, electricity, gas, water, rain, ice or snow, which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, wires, appliances, plumbing, air-conditioning or lighting fixtures of the same, whether the said damage or injury results from conditions arising upon the Premises or upon other portions of the Project of which the Premises are a part, or from other sources (unless such damage or loss is caused solely by the gross negligence or willful misconduct of Landlord). Landlord shall not be liable in any manner to Tenant, its agents, employees, invitees or visitors for any injury or damage to Tenant, Tenant’s agents, employees, invitees or visitors, or their property, caused by the criminal or intentional misconduct, or by any act or neglect of third parties or of Tenant, Tenant’s agents, employees, invitees or visitors, or of any other tenant of the Project. Tenant covenants that no claim shall be made against Landlord by Tenant, or by any agent or servant of Tenant, or by others claiming the right to be in the Premises or in the Project through or under Tenant, for any injury, loss or damage to the Premises or to any person or property occurring upon the Premises from any cause other than the gross negligence of Landlord. In no event shall Landlord be liable to Tenant for any consequential damages sustained by Tenant arising out of the loss or damage to any property of Tenant. Any property stored or placed by Tenant or its employees, visitors, licensees, invitees or any other person or entity claiming through Tenant in or about the Premises or the Building shall be at the sole risk of Tenant.

12.02 - Tenant covenants and agrees to protect, defend and save Landlord and Landlord’s employees and agents harmless and indemnified, and to defend Landlord and Landlord’s agent from all loss, damage, liability or expense of any kind, including without limitation attorney’s fees and court costs incurred, suffered or claimed by any person or entity whomsoever, or for any damage or injury to any persons or property from any cause whatsoever, by reason of or arising out of

(a) Tenant’s use and occupancy of the Premises or the business conducted by Tenant therein,

(b) any act or omission of Tenant or any employee, agent, or invitee of Tenant,

(c) any failure of Tenant to perform any of Tenant’s obligations under this Lease,

(d) any accident, injury or damage whatsoever caused to any person, or the property of any person, occurring in or about the Premises unless such accident, injury or damage is caused solely by the gross negligence or willful misconduct of Landlord.

12.03 - It is understood that employees of Landlord or its agents are prohibited as such from receiving any packages or other articles delivered to the Project for Tenant and that should any such employee receive any such packages or articles, he or she in so doing shall be the agent of Tenant and not of Landlord.

12.04 - If any landlord hereunder transfers the Building or such landlord’s interest therein, then such landlord shall not be liable for any obligation or liability based on or arising out of any event or condition occurring on or after the date of such transfer. Within fifteen (15) days after such transferee’s request. Tenant shall attorn to such transferee and execute, acknowledge and deliver any requisite or appropriate document submitted to Tenant confirming such attornment.

12.05 - Tenant shall not have the right to offset or deduct the amount allegedly owed to Tenant pursuant to any claim against Landlord from any Basic Rent, Additional Rent or other sum payable to Landlord. Tenant’s sole remedy for recovering upon such claim shall be to institute an independent action against Landlord. Tenant shall not seek the consolidation of any such action brought by Tenant with any action brought by Landlord hereunder.

12.06 - The provisions of this Article 12 shall survive the expiration or termination of this Lease.

13.01 - Intentionally Deleted.

INSURANCE 14.01 - Tenant shall, at its cost and expense, obtain and maintain at all times during the Term, for the protection of Landlord and Tenant, Public Liability Insurance (Comprehensive General Liability or Commercial General Liability) including Contractual Liability Insurance, with a combined personal injury and property damage limit of not less than One Million Dollars ($1,000,000.00) each occurrence and not less than Two Million Dollars ($2,000,000.00) in the aggregate, insuring against all liability of Tenant and its authorized representatives arising out of and in connection with Tenant’s use or occupancy of the Premises. Landlord and Landlord’s property manager shall be named as additional insureds.

14.02 - Tenant shall, at its cost and expense, obtain and maintain at all times during the Term, fire and extended coverage insurance on the Premises and its contents, including any leasehold improvements made by Tenant, in an amount sufficient so that no co-insurance penalty shall be invoked in case of loss.

14.03 - Tenant shall increase its insurance coverage, as required, but not more frequently than each year if, in the opinion of Landlord or the mortgagee of Landlord, the amount of public liability and property damage insurance coverage at that time is not adequate in accordance with industry standards.

14.04 - All insurance required under this Lease shall be issued by insurance companies licensed to do business in the jurisdiction where the Building of which the Premises is a part is located. Such companies shall have a policyholder rating of at least “A” and be assigned financial size category of at least “Class VIII” as rated in the most recent edition of “Best’s Key Rating Guide” for insurance companies. Each policy shall contain an endorsement requiring thirty days written notice from the insurance company to Landlord before cancellation or any change in the coverage, scope or amount of any policy. Each policy, or a certificate showing it is in effect, together with evidence of payment of premiums, shall be deposited with Landlord at the commencement of the Lease, and renewal certificates or copies of renewal policies shall be delivered to Landlord at least thirty days prior to the expiration date of any policy.

14.05 - If any of the Landlord’s insurance policies shall be cancelled or cancellation shall be threatened or the coverage thereunder reduced or threatened to be reduced in any way because of the use of the Premises or any part thereof by Tenant or any assignee or subtenant of Tenant or by anyone Tenant permits on the Premises, and if Tenant fails to remedy the condition within two (2) business days after notice thereof, Landlord may at its option, either terminate this Lease or enter upon the Premises and attempt to remedy such condition, and Tenant shall promptly pay the cost thereof to Landlord. Landlord shall not be liable for any damage or injury caused to any property of Tenant or of others located on the Premises from such entry.

14.06 - All policies covering real or personal property which either party obtains affecting the Premises shall include a clause or endorsement denying the insurer any rights of subrogation against the other party to the extent rights have been waived by the insured before the occurrence of injury or loss. Landlord and Tenant waive any rights of subrogation or recovery against the other for damage or loss to their respective property due to hazards covered or which should be covered by policies of insurance obtained or which should be or have been obtained pursuant to this Lease, to the extent of the injury or loss covered thereby, assuming that any deductible shall be deemed to be insurance coverage.

ASSIGNMENT AND SUBLETTING 15.01 - Tenant shall not assign, transfer, mortgage or encumber this Lease or sublet the Premises or allow the use of the Premises or any part thereof by persons other than Tenant without obtaining the prior written consent of Landlord, nor shall any assignment or transfer of this Lease be effectuated by operation of law or otherwise without the prior written consent of Landlord, which consents (a) shall not be unreasonably withheld conditioned or delayed, and (b) shall not be required in the event of a sublease by Tenant of one (1) office to a client (but not more than an aggregate of three (3) offices).

Tenant shall not assign this Lease, sublet the Premises, or permit occupancy or use of the Premises or any part thereof by another party or parties, without giving Landlord fifteen (15) business days written notice of Tenant’s bona fide proposed assignment or subletting of all or any part of the Premises. Landlord shall have the right, at its option during said fifteen (15) business day period, either to release Tenant from its Lease for only such space or to sublet all or any part of such space from the Tenant at the same rental Tenant is paying Landlord, with the right to further sublease such space (but only if Tenant shall propose to assign or sublet any space which either separately or combined with other space assigned or sublet by Tenant shall equal or exceed in the aggregate twenty percent (20%) of the Premises), or to reasonably refuse to consent to Tenant’s assignment or subletting of such space (no matter its size) and to continue this Lease in full force and effect as to the entire Premises.

In the event Landlord does not respond in some fashion (including without limitation requesting any information regarding the proposed sublease) to Tenant’s written request for consent within said fifteen (15) business day period, then Landlord’s consent shall be deemed given.

The consent by Landlord to any assignment, transfer, or subletting to any party other than Landlord shall not be construed as a waiver or release of Tenant from the terms of any covenant or obligation under this Lease, nor shall the collection or acceptance of rent from any such assignee, transferee, subtenant or occupant constitute a waiver or release of Tenant from any covenant or obligation contained in this Lease, nor shall such assignment or subletting be construed to relieve Tenant from giving Landlord said fifteen (15) business days notice, nor from obtaining the consent in writing of Landlord to any further assignment or subletting.

In the event that Tenant defaults hereunder, Tenant hereby assigns to Landlord the rent due from any subtenant of Tenant and hereby authorizes each such subtenant to pay said rent directly to Landlord. If Landlord consents to an assignment or sublease pursuant to this Section 15.01, Tenant shall provide Landlord with an executed copy of such assignment or sublease within ten days of its execution.

Notwithstanding any other provision contained herein, Tenant shall be permitted to assign or sublet the Premises to any wholly-owned subsidiary of Tenant or to the parent (if any) of Tenant. For purposes of the foregoing, a transfer, conveyance, grant or pledge, directly or indirectly, in one or more transactions, of interest in Tenant (whether stock, partnership interest or other form of ownership or control), or the issuance of new interests by which an aggregate of more than fifty percent (50%) of the interest in Tenant shall be vested in a party or parties who are not holders of such interest(s) as of the date hereof shall be deemed an assignment of this Lease; provided, however, that this limitation shall not apply to any corporation, all the outstanding voting stock of which is listed on a national securities exchange as defined in the Securities Exchange Act of 1934. The merger or consolidation of Tenant into or with any other entity, or the sale of all or substantially all of Tenant’s assets, shall be deemed to be an assignment within the meaning of this Article.

Landlord’s acceptance of any name for listing on the Building directory will not be deemed, nor will it substitute for Landlord’s consent to any sublease, assignment or other occupancy of the Premises.

In the event of an assignment or subletting not in conformance with the terms of this Lease, such assignment and/or subletting, at Landlord’s option, shall be void ab initio and Landlord shall have the right to terminate this Lease or to require that the Premises be surrendered to Landlord for the balance of the Term (in the case of an assignment) or for the term of the proposed sublease (in the case of a sublease). Such termination shall in no event be construed to limit Landlord’s right to damages or any other relief for the violation of the terms of this Lease.

In the event that Landlord approves an assignment or subletting of all or any portion of the Premises, Tenant shall pay from time to time to Landlord as Additional Rent an amount (the “Assignment or Sublet Premium”) equal to fifty percent (50%) of the difference between (a) all sums paid to Tenant or its agent by or on behalf of such assignee or subtenant under the assignment or sublease and (b) the Basic Rent and Additional Rent paid by Tenant from time to time under this Lease and attributable to the portion of the Premises assigned or sublet. Reasonable brokerage fees and commissions, inducements (including free rent), and costs of alterations in and to the Premises required by such assignee or subtenant and approved by Landlord as hereinabove required shall be deducted prior to calculating the Assignment or Sublet Premium due Landlord.

15.02 - Notwithstanding anything to the contrary contained herein, no assignment or subletting by Tenant, nor any other transfer or vesting of Tenant’s interest hereunder (whether by merger, operation of law or otherwise), shall be permitted if:

(a) Landlord, or any person designated by Landlord as having an interest therein, directly or indirectly, controls, is controlled by, or is under common control with (i) the proposed assignee, sublessee or successor-in-interest of Tenant or (ii) any person which, directly or indirectly, controls, is controlled by or is under common control with, the proposed assignee, sublessee or successor-in-interest of Tenant;

(b) the proposed assignment or sublease (i) provides a rental or other payment for the leasing, use, occupancy or utilization of all or any portion of the Premises based, in whole or in part, on the income or profits derived by any person from the property so leased, used, occupied or utilized other than an amount based on a fixed percentage or percentages of gross receipts or sales or (ii) does not provide that such assignee or subtenant shall not enter into any lease, sublease, license, concession or other agreement for the use, occupancy or utilization of all or any portion of the Premises which provides for a rental or other payment for each use, occupancy or utilization based, in whole or in part, on the income or profits derived by an person from the property so leased, used, occupied or utilized other than an amount based on a fixed percentage or percentages of gross receipts or sales; or

(c) in the reasonable opinion of Landlord, such proposed assignment, subletting or other transfer or vesting of Tenant’s interest hereunder (whether by merger, operation at law or otherwise) will (i) cause a violation of the Employee Retirement Income Security Act of 1974 by Landlord, or by any person which, directly or indirectly, controls, is controlled by, or is under common control with, Landlord or any person who controls Landlord or (ii) result or may in the future result in Landlord, or any person which, directly or indirectly, has an interest in Landlord, receiving “unrelated business taxable income” (as defined in the Internal Revenue Code).

LANDLORD’S RIGHT OF ACCESS 16.01 - Landlord may, at any time during Tenant’s occupancy during reasonable business hours and upon reasonable prior oral or written notice to Tenant (except in the event of an emergency) enter the Premises for any reason, including without limitation to view the Premises, to facilitate repairs to the Building, or to introduce, replace, repair, alter or make new or change existing connections from any fixtures, pipes, wires, ducts, conduits or other construction therein, or remove, without being held responsible therefor, placards, signs, lettering, window or door coverings and the like not expressly consented to by Landlord. Landlord agrees to use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises in exercising Landlord’s rights under this Section 16.01.

16.02 - During the last nine (9) months of the Term or any Renewal Term, Landlord may enter the Premises upon twenty-four (24) hours prior oral or written notice to Tenant to show the Premises to prospective tenants at times which shall not unreasonably interfere with Tenant’s business. If Tenant shall vacate the Premises during the last month of the Term, Landlord shall have the unrestricted right to enter the same after Tenant’s moving to commence preparations for the succeeding tenant or for any other purpose whatsoever, without affecting Tenant’s obligation to pay rent for the full term. Landlord, in exercising its rights set forth in this Section 16.02, shall be responsible for any damage to Tenant’s property located in the Property solely caused by Landlord’s actions.

FIRE CLAUSE 17.01 - In the event the Premises or any part thereof, the elevators, hallways, stairways or other approaches thereto, becomes damaged or destroyed by fire or other casualty from any cause so as to render said Premises and/or approaches unfit for use and occupancy, Tenant shall be required to pay the Rent only for the portion of the Premises that is usable for Tenant to conduct its business while such repair and restoration are being made until said Premises and/or approaches have been put in as good condition for use and occupancy as at the time immediately prior to such damage or destruction. Landlord shall proceed, at its expense and as expeditiously as may be practicable, to repair the damage, unless, because of the extent of the damage or destruction, Landlord should decide not to repair or restore the Premises or the Project, in which event and at Landlord’s sole option, Landlord may terminate this Lease forthwith by giving Tenant a written notice of its intention to terminate within ninety (90) days after the date of the casualty. Landlord shall not be obligated to repair, restore or replace the contents of the Premises, including without limitation, any fixture, improvement, alteration, furniture or other property owned, installed or made by or on behalf of Tenant, all of which shall be repaired, restored or replaced by Tenant.

17.02 - Tenant shall immediately notify Landlord of any damage to the Premises caused by fire or any other casualty.

17.03 - No damages, compensation, or claim shall be payable by Landlord for inconvenience, loss of business, or annoyance arising from any repair or restoration of any portion of the Premises or the Project. Subject to the provisions of Sections 17.01 and 17.04 hereof, Landlord shall diligently proceed to have such repairs made promptly.

17.04 - Notwithstanding anything herein to the contrary, Landlord shall not be obligated to restore the Premises or the Project and shall have the right to terminate this Lease if (a) the holder of any mortgage fails or refuses to make insurance proceeds available for such repair and restoration, (b) zoning or other applicable laws or regulations do not permit such repair and restoration, or (c) the cost of repairing and restoring the Building would exceed fifty percent (50%) of the replacement value of the Building, whether or not the Premises are damaged or destroyed.

CONDEMNATION 18.01 - This Lease shall be terminated and the rental payable hereunder shall be abated to the date of such termination in either of the following events:

(a) condemnation of the Premises, Building or Project or any part thereof by any competent authority under right of eminent domain for any public or quasi-public use or purpose; and

(b) the condemnation by competent authority under right of eminent domain for any public or quasi-public use or purpose of twenty-five percent or more of the Project in which the Premises are located. The forcible leasing by any competent authority of any portion of the Project other than the Premises shall have no effect upon this Lease.

In case of any taking or condemnation, whether or not the Term shall cease and terminate, the entire award shall be the property of Landlord except as provided in the next succeeding sentence, and Tenant hereby assigns to Landlord all its right, title and interest in and to any such awards. Tenant, however, shall be entitled to claim, prove and receive in any condemnation proceedings such awards as may be allowed for improvements, alterations, fixtures other equipment installed by it and relocation expenses, but only if such awards shall be made by the court in addition to the award made by it to Landlord for the land and the Project or part thereof so taken.

18.02 - In the event of a temporary taking or condemnation of all or any part of the Premises for any public or quasi-public use or purpose, this Lease shall be unaffected and Tenant shall continue to pay in full Initial Basic Rent, Basic Rent and all Additional Rent payable for any such period. In the event of any such temporary taking notwithstanding the provisions of Section 18.01, Tenant shall be entitled to claim, prove and receive the portion of the award for such taking that represents compensation for use or occupancy of the Premises during the Term, and Landlord shall be entitled to appear, claim, prove and receive the portions of the award that represent the cost of restoration of the Premises and the use or occupancy of the Premises after the end of the Term.

DEFAULTS AND REMEDIES 19.01 - It is hereby mutually agreed that:

(a) if Tenant shall fail to keep and perform each and every covenant, condition and agreement herein contained on the part of Tenant to be kept and performed; or

(b) if Tenant shall abandon or evidence any intention to abandon all or any portion of the Premises; or

(c) if the estate hereby created shall be taken by execution or other process of law; or

(d) if Tenant shall (i) generally not pay Tenant’s debts as such debts become due, (ii) become insolvent, (iii) make an assignment for the benefit of creditors, (iv) file, be the entity subject to, or acquiesce in a petition in any court (whether or not filed by or against Tenant pursuant to any statute of the United States or any state and whether or not for a trustee, custodian, receiver, agent, or other officer for Tenant or for all or any portion of Tenant’s property) in any proceeding whether bankruptcy, reorganization, composition, extension, arrangement, insolvency proceedings, or otherwise; and (A) in the event of a monetary default including without limitation the failure to pay Initial Basic Rent, Basic Rent or Additional Rent, such failure shall continue for five (5) days after the due date or (B) in the event of all other defaults hereunder (except (b), (c), and (d), above (which require no notice whatsoever)) such failure shall continue after written notice and the expiration of thirty (30) days (unless Tenant has commenced to cure such breach or failure within such thirty-day period and is diligently pursuing said cure in which event such thirty (30) days shall be extended so long as Tenant diligently pursues such cure but in no event shall such cure period be extended for more than an additional sixty (60) days), then, and in each and every such case (each case hereinafter defined as a “default”), from thenceforth and at all times thereafter, at the sole option of Landlord, Landlord may:

(a) Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to do so, Landlord may,

without notice and without prejudice to any other remedy Landlord may have, enter upon and take possession of the Premises and expel or remove Tenant and its effects without being liable to prosecution or any claim for damages therefor; and Tenant shall indemnify and hold Landlord harmless for all loss or damage and cost (including attorney’s fees and court costs) which Landlord may suffer by reason of such termination, whether through the inability to relet the Premises or otherwise including any loss of rental for the remainder of the Term.

(b) Terminate this Lease, in which event Tenant’s default should be considered a total breach of Tenant’s obligations under this Lease and Tenant immediately shall become liable for such damages for such breach, in an amount equal to the total of (1) the costs of recovering the Premises; (2) the unpaid rental earned as of the date of termination, plus interest thereon at a rate per annum from the due date equal to three percent (3%) over the Prime Rate, provided, however, that such interest shall never exceed the highest lawful rate; and (3) all other sums of money and damages owing by Tenant to Landlord. Tenant’s right of possession shall cease and terminate and Landlord shall be entitled to the possession of the Premises and shall remove all persons and property therefrom and reenter the same without further demand of rent or demand of possession of the Premises, either with or without process of law and without becoming liable to prosecution therefor, any notice to quit or intention to reenter being hereby expressly waived by Tenant. In the event of reentry or retaking by Landlord, Tenant shall nevertheless remain in all events liable and answerable for the full rental to the date of retaking or reentry, and Tenant shall also be and remain answerable in damages for the deficiency or loss of rent as well as all related expenses which Landlord may thereby sustain in respect to the balance of the term; and in such case Landlord reserves full power, which is hereby acceded to by Tenant, to let said Premises for the benefit of Tenant, in liquidation and discharge, in whole or in part, as the case may be, of the liability of Tenant under the terms and provisions of this Lease, and such damages and related expenses, at the option of Landlord, may be recovered by it at the time of the retaking and reentry, or in separate actions, from time to time, as Tenant’s obligation to pay rent would have accrued if the Term had continued, or from time to time as said damages and related expenses shall have been made more easily ascertainable by reletting of the Premises, or such action by Landlord may, at the option of Landlord, be deferred until the expiration of the Term, in which latter event the cause of action shall not be deemed to have accrued until the date of the termination of said Term.

(c) Declare the present worth (as of the date of such default) of the entire balance of Initial Basic Rent, Basic Rent and Additional Rent for the remainder of the Term to be due and payable, and collect such balances in any manner not inconsistent with applicable law. For the purpose of this Section 19.01(c), “present worth” shall be computed by discounting the entire balance to present worth at a discount rate equal to the discount rate then in effect at the Federal Reserve Bank nearest the location of the Building.

(d) Pursue any combination of such remedies and/or other remedy available to Landlord on account of such default under applicable law. All remedies and rights of Landlord herein and or at law or equity are separate, distinct and cumulative and no one of them, whether exercised or not, shall be deemed to be in exclusion of any of the others.

19.02 - The provisions of this Article 19 are subject to the Bankruptcy Laws of the United States of America which may, in certain cases, limit the rights of Landlord to enforce some of the provisions of this Article in proceedings thereunder. To the extent that limitations exist by virtue thereof, the remaining provisions hereof shall not be affected thereby but shall remain in full force and effect. The provisions of this Article 19 shall be interpreted in a manner which results in a termination of this Lease in each and every instance, and to the fullest extent and at the earliest moment that such termination is permitted under the federal bankruptcy laws, it being of prime importance to the Landlord to deal only with Tenants who have, and continue to have, a strong degree of financial strength and financial stability.

19.03 - All rents received by Landlord in any reletting after Tenant’s default shall be applied, first to the payment of such expenses as Landlord may have incurred in recovering possession of the Premises and in reletting the same (including brokerage fees), second to the payment of any costs and expenses incurred by Landlord, either for making the necessary repairs (including fitting up the space for such reletting) to the Premises or in curing any default on the part of the Tenant of any covenant or condition herein made binding upon Tenant. Any remaining rent shall then be applied toward the payment of Initial Basic Rent, Basic Rent and Additional Rent due from Tenant under the terms of this Lease, together with interest and penalties as defined in Section 3.04, and Tenant expressly agrees to pay any deficiency then remaining. Landlord shall in no event be liable in any way whatsoever (nor shall Tenant be entitled to any set off) for Landlord’s failure to relet the Premises, and Landlord, at its option, may refrain from terminating Tenant’s right of possession, and in such case may enforce against Tenant the provisions of this Lease for the full Term thereof.

19.04 - In the event Tenant defaults in the performance of any of the terms, covenants, agreements or conditions contained in this Lease and Landlord places in the hands of an attorney or collection agency the enforcement of all or any part of this Lease, the collection of any Initial Basic Rent, Basic Rent and Additional Rent due or to become due or recovery of the possession of the Premises, Tenant agrees to pay Landlord’s costs of collection and enforcement, including reasonable attorney’s fees, whether suit is actually filed or not.

SUBORDINATION CLAUSE 20.01 - This Lease is and shall be subject and subordinate at all times to all ground or underlying leases and to the lien of any mortgage or deed of trust encumbrance(s) which may now or which may at any time hereafter be made upon the Project of which the Premises is a part or any portion thereof, or upon Landlord’s interest therein and to all renewals, modifications and extensions thereof. As a condition of subordination, Landlord shall provide to Tenant a nondisturbance agreement in a mortgagee’s, other secured party’s or ground lessor’s standard form, which Tenant hereby agrees to execute within ten (10) days of delivery. In confirmation of such subordination, Tenant shall execute and deliver such further instrument(s) subordinating this Lease to the lien of any such ground lease, mortgage or deed of trust or any encumbrance(s) as shall be desired by any ground lessor, mortgagee or party secured or proposed to be secured or proposed to secured thereby. If the interests of Landlord under this Lease shall be transferred by reason of foreclosure or other proceedings for enforcement of any mortgage or deed of trust on the Premises or Project, Tenant shall be bound to the transferee at the option of the transferee, under the terms, covenants and conditions of this Lease for the remaining term, including any extensions or renewals, with the same force and effect as if the transferee were Landlord under this Lease, and, if requested by transferee, Tenant agrees to attorn to the transferee as its Landlord.

Upon such attornment such purchaser shall not be (a) bound by any payment of Rent more than one (1) month in advance, (b) bound by any amendment of this Lease made without the consent or the holder of the deed of trust existing as of the date of such amendment, (c) liable for damages for any breach, act or omission of any prior landlord, or (d) subject to any offsets or defenses which Tenant might have against any prior landlord. Within ten (10) days after the request of such purchaser, Tenant shall execute, acknowledge and deliver any requisite or appropriate document on the lender’s standard form submitted to Tenant confirming such attornment. The holder of any mortgage or deed of trust encumbering the Project shall have the right, unilaterally, at any time to subordinate fully or partially its mortgage or deed of trust or other security instrument to this Lease on such terms and subject to such conditions as such holder may consider appropriate in its discretion. Upon request Tenant shall execute and deliver an instrument confirming any such full or partial subordination. Landlord represents that at the time of the execution of this Lease that there is no mortgage or ground lease encumbering this Building.

20.02 - At the option of any landlord under any ground or underlying lease to which the Lease is now or may hereafter become subject or subordinate, Tenant agrees that neither the cancellation nor termination of such ground or underlying lease shall by operation of law or otherwise, result in cancellation or termination of this Lease or the obligations of Tenant hereunder. Tenant covenants and agrees to attorn to such landlord or to any successor to Landlord’s interest in such ground or underlying lease subject to the attornment provisions set forth above. In that event, this Lease shall continue as a direct lease between Tenant and such landlord or its successor.

20.03 - After Tenant receives written notice from any person, firm or other entity that it holds a mortgage or deed of trust on the Building or the Project, no notice from Tenant to Landlord alleging any default by Landlord shall be effective unless and until a copy of the same is given to such holder, provided that Tenant shall have been furnished with the name and address of such holder. Any such holder shall have thirty (30) days, or such additional time as may reasonably be necessary, after receipt of notice from Tenant of a default by Landlord under this Lease to cure such default before Tenant may exercise any remedy hereunder. The curing of any of Landlord’s defaults by such holder shall be treated as performance by Landlord.

SURRENDER OF POSSESSION 21.01 - Landlord hereby agrees that Tenant shall not be required to remove any of its improvements made prior to the Lease Commencement Date or any alterations which Landlord agrees may remain following expiration of this Lease. Tenant covenants, at the expiration or other termination of this Lease, to remove all goods and effects from the Premises not the property of Landlord, to remove all alterations and restore the Premises to its state on the Lease Commencement Date, unless Landlord has agreed in writing to allow such alterations to remain pursuant to Section 11.01 hereof, all at Tenant’s expense, and to yield up to Landlord the Premises and all keys, gate cards, parking passes, security cards, locks and other fixtures connected therewith in good repair, order and condition in all respects, reasonable wear and use thereof and damage by fire or other casualty only excepted. At expiration, or other termination of this Lease, Tenant may remove from the Premises the moveable walls, raised floor, trade fixtures, reception desks, A N equipment (including screen, monitors and projectors) security equipment, furniture and rooftop equipment (subject to the provisions of Section 31.01 of this Lease) installed by or on behalf of Tenant. Any property of Tenant not promptly removed shall be deemed to have been abandoned by Tenant and to have become the property of Landlord and may be retained by Landlord or disposed of at Tenant’s expense (Tenant hereby agreeing to remain liable for the cost thereof even though this Lease shall have terminated) as Landlord shall so desire except for improvements made prior to the Lease Commencement Date or Landlord approved alterations the disposal of which shall not be at Tenant’s expense.

TENANT HOLDING OVER 22.01 - If Tenant or any person claiming through Tenant shall not immediately surrender possession of the Premises at the termination of this Term, no tenancy or interest in the Premises shall result therefrom, but such holding over shall be an unlawful detainer subject to immediate eviction and removal. Landlord shall be entitled to recover compensation for such use and occupancy at one hundred fifty percent (150%) of the Basic Rent and Additional Rent payable hereunder just prior to the expiration or earlier termination of the Term. Landlord shall also continue to be entitled to retake or recover possession of the Premises as herein before provided in case of default on the part of Tenant, and Tenant shall be liable to Landlord for any loss or damage it may sustain by reason of Tenant’s failure to surrender possession of the Premises immediately upon the expiration or earlier termination of the Term. Tenant hereby agrees that all the obligations of Tenant and all rights of Landlord applicable during the Term shall be equally applicable during such period of subsequent occupancy.

ESTOPPELS 23.01 - Tenant shall, without charge therefor, at any time and from time to time, within seven (7) days after request by Landlord, execute, acknowledge and deliver to Landlord a written estoppel certificate certifying to Landlord, any mortgagee, assignee of a mortgagee, or any purchaser of the Project, or any other person designated by Landlord, as of the date of such estoppel certificate:

(a) that Tenant is in possession of the Premises;

(b) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect as modified and setting forth such modification);

(c) whether or not there are then existing any set-offs or defenses against the enforcement of any right or remedy of Landlord, or any duty or obligation of Tenant hereunder (and, if so, specifying the same in detail);

(d) the amount of the Basic Rent and the dates through which Basic Rent and Additional Rent have been paid;

(e) that Tenant has no knowledge of any then uncured defaults on the part of Landlord under this Lease (or if Tenant has knowledge of any such uncured defaults, specifying the same in detail);

(f) that Tenant has no knowledge of any event having occurred that authorizes the termination of this Lease by Tenant (or if Tenant has such knowledge, specifying the same in detail);

(g) the amount of any Security Deposit held by Landlord;

(h) stating the commencement and expiration dates of the Lease and any options to renew said Lease; and

(i) such reasonable other information requested by mortgagee, assignee of such mortgagee, such purchaser or such other person. Failure to deliver the certificate within ten (10) business days after request by Landlord shall be conclusive upon Tenant for the benefit of Landlord and any successor to Landlord that this Lease is in full force and effect and has not been modified except as may be represented by the party requesting the certificate.

If Tenant fails to deliver the certificate within the ten (10) business days after requested by Landlord, then such failure by Tenant shall be a default hereunder and, in addition Tenant shall be deemed to have irrevocably constituted and appointed Landlord as its special attorney in fact to execute and deliver the certificate to any third party; provided, however, that other than acting as Tenant’s attorney-in-fact, Landlord’s sole remedy for Tenant’s default in the failure to timely deliver the certificate shall be an action for declaratory judgment or specific performance.

MISCELLANEOUS 24.01 - The term “Tenant” shall include legal representatives, successors and assigns. All covenants herein made binding upon Tenant shall be construed to be equally applicable to and binding upon its agents, employees and others claiming the right to be in the Premises or in the Project through or under Tenant.

24.02 - If more than one individual, firm, or corporation shall join as Tenant, singular context shall be construed to be plural wherever necessary and the covenants of Tenant shall be the joint and several obligations of each party signing as Tenant and when the parties signing as Tenant are partners, shall be the obligation of the firm and of the individual members thereof.

24.03 - Feminine or neuter pronouns shall be substituted for those of the masculine form and the plural shall be substituted for the singular, wherever the context shall require. It is also agreed that no specific words, phrases or clauses herein used shall be taken or construed to control, limit or cut down the scope or meaning of any general words, phrases or clauses used in connection therewith.

24.04 - No waiver or breach of any covenant, condition or agreement herein contained shall operate as a waiver of the covenant, condition or agreement itself, or of any subsequent breach thereof. No failure of Landlord to exercise any power given Landlord hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord’s right to demand exact compliance with the terms hereof. Receipt by Landlord or any Basic Rent, Additional Rent or other sums payable hereunder with knowledge of the breach of any provision hereof shall not constitute a waiver of any such breach nor shall acceptance by Landlord of partial payments or partial performance constitute accord and satisfaction. No waiver by Landlord of any provision hereof shall be deemed to have been made unless made in writing and a waiver so given on one occasion shall not be deemed a waiver on any subsequent occasion.

24.05 - Notwithstanding anything to the contrary contained in this Lease, Tenant shall look only to Landlord’s ownership in the Project (including proceeds of sale, insurance or condemnation if a legitimate claim is made by Tenant within sixty (60) days of notice of such sale, casualty or condemnation) for satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder, and no other property or assets of the partners or principals of Landlord, disclosed or undisclosed, shall be subject to levy, execution or the enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the Premises. No personal liability or personal responsibility is assumed by, nor shall at any time be asserted or enforceable against Landlord, its partners or its principals, or their respective heirs, legal representatives, successors and assigns on account of this Lease or any covenant, undertaking, or agreement of Landlord contained herein. If any provision of this Lease either expressed or implied obligates Landlord not to unreasonably withhold its consent or approval, an action for declaratory judgment or specific performance shall be Tenant’s sole right and remedy in any dispute as to whether Landlord has breached such obligation.

24.06 - TENANT AND LANDLORD EXPRESSLY AGREE THAT THERE ARE AND SHALL BE NO IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND ARISING OUT OF THIS LEASE, AND THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THOSE EXPRESSLY SET FORTH IN THIS LEASE.

24.07 - This Lease shall likewise be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. This provision shall not be deemed to grant Tenant any right to assign this Lease or sublet the Premises or any part thereof other than as provided in Section 15.01 hereof.

24.08 - It is understood and agreed by and between the parties hereto that this Lease contains the final and entire agreement between said parties, and that they shall not be bound by any terms, statements, conditions or representations, oral or written, express or implied, not herein contained. This Lease may not be modified orally or in any manner other than by written agreement signed by the parties hereto.

24.09 - Every agreement contained in this Lease is, and shall be construed as a separate and independent agreement. If any term of this Lease or the application thereof to any person or circumstances shall be invalid and unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected.

24.10 - Whenever a period of time is herein prescribed for action to be taken by Landlord or Tenant, such responsible party shall not be liable or responsible for, and there shall be excluded for the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions, or any other cause of any kind whatsoever which is beyond the reasonable control of such responsible party, provided this provision shall not apply to (a) any obligation of Tenant to pay Basic Rent or Additional Rent hereunder or (b) extend the cure period for a non-monetary breach or default by Tenant beyond a cumulative total of ninety (90) days following notice, as more particularly set forth in Section 19.01 hereof.

24.11 - The submission of this Lease to Tenant shall not be construed as an offer nor shall Tenant have any rights with respect thereto unless Landlord executes a copy of this Lease and delivers same to Tenant.

24.12 - If, in connection with obtaining financing for the Project (including syndications or sale/leasebacks), any lender or ground lessor shall request modifications to this Lease as a condition for such financing, Tenant will not unreasonably withhold, delay, or defer its consent I thereto, provided that such modifications do not increase the obligations of Tenant hereunder or adversely affect either the leasehold interest hereby created or Tenant’s use and enjoyment of the Premises.

24.13 - A maximum weight of one hundred pounds per square foot is the floor load capacity for the Building and Tenant is responsible for compliance.

24.14 - ALL TIMES, WHENEVER STATED IN THIS LEASE, ARE DECLARED TO BE OF THE ESSENCE OF THIS LEASE,

24.15 - Each separate suite occupied by Tenant hereunder shall at Tenant’s option participate in and be equipped with a positive electronic monitoring device (the “Security System”).

24.16 - Tenant hereby represents to Landlord (a) Tenant is not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (b) the assets of Tenant do not constitute plan assets of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 and (c) Tenant is not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans.

24.17 - Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties hereto other than that of Landlord or Tenant.

24.18 - Article and Section headings are used for convenience and shall not be considered when construing this Lease.

24.19 - This Lease shall not be recorded. This Lease shall not be recorded in any office legally established for the purpose of giving public notice of real estate records any attempt to do so may be treated by Landlord as a default under this Lease. In the event Tenant does record this Lease or any memorandum thereof, Tenant by such act irrevocably constitutes and appoints Landlord as its special attorney-in-fact to execute any and all documents required to remove the Lease or any memorandum thereof from the public records.

24.20 - Tenant’s and Landlord’s liabilities existing as of the expiration or earlier termination of the Lease Term shall survive such expiration or earlier termination.

24.21 - If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Lease or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and enforced to the fullest extent permitted by law.

24.22 - This Lease may be executed in one or more counterparts, each of which shall be deemed an original.

BROKERS 25.01 - Tenant represents and warrants that it has not entered into any agreement with, nor otherwise had any dealings with, any broker or agent except for The Fred Ezra Company (representing the Tenant) in connection with the negotiation or execution of this Lease which could form the basis of any claim by any such broker or agent for a brokerage fee or commission, finder’s fee, or any other compensation of any kind or nature in connection herewith, and Tenant shall indemnify, defend and hold Landlord harmless from and against any costs (including, but not limited to, court costs and attorneys’ fees), expenses, or liability for commissions or other compensation claimed by any broker or agent with respect to this Lease which arises out of any agreement or dealings, or alleged agreement or dealings, between Tenant and any such agent or broker. Landlord agrees to pay said commission in accordance with a separate letter agreement. Tenant does not hereby make any representation or warranty with regard to any fees or commissions relating to any broker or agent of Landlord. Landlord shall indemnify and hold Tenant harmless from any agent or broker claiming to represent Landlord.

NOTICES AND DEMANDS 26.01 - All notices required or permitted hereunder shall be deemed to have been given if mailed in any United States Post Office by certified or registered mail, postage prepaid, return receipt requested, or if mailed by nationally recognized overnight delivery, addressed to Landlord or Tenant respectively, at the following addresses or to such other addresses as the parties hereto may designate in writing from time to time:

LANDLORD	TENANT

GE Investment Realty Partners I,	Learning Tree International USA, Inc.
Limited Partnership	1831 Michael Faraday Drive
c/o Polinger Shannon & Luchs Company	Reston, Virginia 20190
5530 Wisconsin Avenue, Suite 1000	Attention: Controller
Chevy Chase, Maryland 20815
Attention: 1801 Rockville Pike Manager

WITH A COPY TO:
Learning Tree International, Inc.
6053 West Century Boulevard, Second Floor
Los Angeles, CA 90045
Attention: Mary C. Adams,
Vice President of Administration

QUIET ENJOYMENT 27.01 - Landlord covenants and agrees that upon Tenant paying the rent and Additional Rent and observing and performing all the terms, covenants and conditions, on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Premises hereby demised, subject, nevertheless, to the terms and conditions of this Lease and to any mortgages and deeds of trust hereinbefore mentioned.

WAIVER OF TRIAL BY JURY 28.01 - LANDLORD AND TENANT EACH AGREE TO AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE, AND ANY STATUTORY REMEDY.

GOVERNING LAW 29.01 - This Lease shall be construed and governed by the laws of the state in which the Premises are located. Should any provision of this Lease and/or its conditions be illegal or not enforceable under the laws of said state, it or they shall be considered severable, and the Lease and its conditions shall remain in force and be binding upon the parties hereto as though the said provision had never been included.

PARKING 30.01 - While Tenant is occupying the Premises and is not in default under the terms of this Lease, Tenant shall have the right to utilize four (4) parking spaces in the Building’s parking garage per 1,000 rentable square feet of the Premises, as expanded from time to time pursuant to the terms of this Lease, subject to reasonable rules and regulations promulgated from time to time by Landlord. Tenant may use such spaces on a daily or monthly basis. The initial monthly and daily parking rates shall be $50.00 and $2.50 per space respectively, which rates shall increase by no more than 2.25% of the rate charged in the immediately preceding Lease Year. Monthly parking rental shall be paid on or before the first day of each calendar month during the Term and may be adjusted from time to time, upon at least thirty days prior written notice to Tenant. With regard only to twenty-five percent (25%) of such parking spaces (the “Excess Spaces”), Tenant shall be entitled only to that number of spaces that Tenant shall request from Landlord on thirty (30) days’ prior written notice or has agreed to accept on the lease execution date and has paid for on or prior to the Lease Commencement Date. In addition, if Landlord determines in Landlord’s sole discretion that additional parking spaces are available, Tenant shall have the limited right to lease such spaces on a monthly basis at the rate per space then charged to Tenant for parking spaces hereunder, provided, however, that Landlord shall have the right at any time, and from time to time, to terminate Tenant’s limited right to such parking spaces upon thirty (30) days’ prior written notice to Tenant. Landlord and/or Landlord’s parking management company and Tenant shall make reasonable efforts to work with each other to try and achieve mutually satisfactory parking arrangements. Nothing herein contained shall be construed to grant to Tenant any estate in real property nor the exclusive right to a particular parking space, but rather as a license only. At such time and under such circumstances as Landlord deems appropriate, Landlord may rearrange assigned parking spaces or may eliminate assigned space altogether and may provide attendant parking or such other system or management of parking as it deems necessary or desirable. Tenant covenants and agrees to comply with all reasonable rules and regulations which Landlord or the contract manager may make hereafter from time to time with respect to the use of the parking areas. Landlord’s remedies under such rules and regulations may include, but shall not be limited to, the right to tow away at owner’s expense any vehicles not parked in compliance with these rules and regulations. Landlord shall not be responsible to Tenant for the noncompliance or breach of such rules and regulations by any other tenant, its agents, employees and invitees or members of the public who may park in the parking areas.

ROOF TOP RIGHTS 31.01 - Subject to and in accordance with the conditions hereinafter set forth, Landlord hereby grants to Tenant the right to install, maintain and operate, at Tenant’s sole cost, air conditioning equipment and communications equipment on the roof of the Building in accordance with specifications and at a location determined by Landlord (the “Equipment”). There shall be no rent charged to Tenant for these rights.

The right granted to Tenant pursuant to this Section 31.01 shall be subject at all times to the following conditions: (i) prior to any installation of the Equipment, Tenant, at its cost and expense, shall obtain all required permits, licenses, approvals and other governmental authorizations in connection with the installation, operation and use of said Equipment, and Tenant shall thereafter maintain the same in full of force and effect, (ii) all cots and expenses incurred in installing, operating, maintaining, repairing, replacing and removing such Equipment shall be borne solely by Tenant, (iii) Tenant shall throughout the period of such installation, and thereafter during any maintenance, repair or replacement of such equipment, install and utilize, at Tenant’s sole expense, screening supports, walk boards, and such other materials as may be reasonably required to protect the roof of the Building, the Building generally, pedestrians, vehicles on adjacent roadways and any other property of adjacent property owners (iv) no equipment that impairs the structure, value, rental value or rentability of, or unreasonably detracts from the appearance of, the Building, the Land, the Project or any part thereof shall be installed or operated by Tenant, (v) no equipment may be installed or operated that would interfere with or disturb any other tenant’s quiet enjoyment of its space in the Building, (vi) no equipment may be installed or operated that interferes with any other equipment in the Building, and the equipment originally installed by Tenant (which Tenant shall not change in specifications or manner of use) shall not interfere with any other equipment owned by any other person, irrespective of whether such person has any interest in the Building and regardless of where such other equipment is located, (vii) Tenant shall have no right to sublease, license or otherwise allow the use of space on the roof by parties other than Tenant, (viii) Tenant and the Equipment shall not interfere with any use of the roof by Landlord or any tenant of Landlord, or other person or entity permitted by Landlord to use the roof of the Building, (ix) if so requested by Landlord, at the expiration or other termination of this Lease the Equipment installed or operated by Tenant shall be removed by Tenant at Tenant’s expense and any damage caused by such removal shall be promptly repaired by Tenant, (x) Tenant shall indemnify, protect, defend and hold Landlord, its agents and employees harmless from and against any loss, cost, liability, damage or expense (including, but not limited to, attorney’s fees and court costs) arising out of the installation, operation, use, maintenance (or failure to maintain), repair or replacement (or failure to repair or replace), or removal (or failure to remove) of the Equipment installed or operated at the Building by Tenant, (xi) without limiting the foregoing indemnity, Tenant shall, at its expense, obtain and maintain in effect such policy or policies of insurance in connection with the Equipment as Landlord shall reasonably require, and (xii) the installation of the Equipment shall not penetrate or otherwise damage the roof of the Building, and Tenant shall be liable for any incidental damage thereby caused.

Tenant, as a material inducement to Landlord to grant Tenant the rights set forth in this Section 31.01 with respect to the Equipment, hereby represents and warrants to Landlord that (A) the Equipment which Tenant will install on the roof of the Building will not impair the structure of the Building, and that such Equipment shall at all times satisfy all of the criteria set forth in clauses (i) through (xii) of this Section 3 1.01, and (B) to the extent that the Equipment or any part thereof does violate any of the criteria set forth in said clauses (i) through (xii) of this Section 3 1.01, Tenant shall, upon any notice to it of such circumstance, immediately commence to cure the violation of said criteria and shall thereafter expeditiously complete said cure.

Notwithstanding the foregoing, Landlord reserves the right to relocate or remove the Equipment if, in Landlord’s sole judgment and discretion, the Equipment shall compromise the integrity of the roof or any other portion of the Building or shall impair the warranty held by Landlord with respect to the roof of the Building. Landlord has not made and does not make any representation, warranty or other statement to Tenant (and none of the same is in any way implied) to the effect that installation, use or operation of any equipment by any other tenant of the Building, by Landlord, or by any other person or entity will not interfere with or impair Tenant’s installation, use or operation of the Equipment, and Landlord shall have no obligation or liability whatsoever with respect to any such interference or impairment or any obligation or responsibility to take any action with respect to such interference or impairment.

If, for any reason, Tenant is unable to install, operate or use such Equipment as set forth in this Section 31.01, this Lease shall nonetheless remain in full force and effect, without diminution in Basic Rent, Additional Rent, or any other sum payable hereunder. Except as expressly provided in this Section 31.01, no space on the roof of the Building shall be used by Tenant without the prior written consent of Landlord, which may be withheld for any reason.

RENEWAL 32.01 –

(a) Landlord hereby grants to Tenant the right, exercisable at Tenant’s option to renew the Term of the Lease hereby for one (1) term (“Renewal Term”) of sixty (60) months.

If exercised, and if the conditions applicable thereto have been satisfied, the Renewal Term shall commence on the day immediately following the day which is the end of the initial Term as provided in the Lease. The right of renewal herein granted to Tenant shall be subject to, and shall be exercised in accordance with, the following terms and conditions:

(1) Tenant shall exercise its right of renewal with respect to the Renewal Term by giving Renewal Option Notice” thereof not less than 270 days prior to the expiration date of the Term.

(2) In the event the Renewal Option Notice is not given timely, Tenant’s right of renewal shall lapse and be of no further force or effect.

(3) The renewal right may be exercised only with respect to all of the Premises.

(4) In the event there exists a default by Tenant under the Lease, or a material event which, with notice and/or lapse of time would be or become such a default, on the date the Renewal Option Notice is sent or any time thereafter up to and including the date the Renewal Term is to commence, then, at Landlord’s option, the Renewal Term shall not commence and the Term (if not sooner terminated pursuant to the exercise of Landlord’s remedies under the Lease) shall expire on the date the Term would have expired without the exercise of such renewal right.

(5) If Tenant assigns or sublets the Premises in violation of the terms of the Lease, this option to renew shall be null and void.

(b) During the Renewal Term, all the terms, conditions, covenants and agreements set forth in the Lease shall continue to apply and be binding upon Landlord and Tenant, including without limitation (i) the pass-through to Tenant of increases in Operating Expenses and Real Estate Taxes in excess of the Base Year and the Base Real Estate Taxes, respectively, as defined in the Lease, and (ii) the obligation to pay Basic Rent for each year of the Renewal Term in an amount equal to 102.25 multiplied by the Basic Rent being paid during the immediately preceding Lease Year (as set forth in Section 5.01 of the Lease). In no event shall Tenant have the right to renew the Term beyond the expiration of the Renewal Term provided for in Section 32.01(a) or in the event the Lease is terminated as provided in the other provisions of the Lease.

TERMINATION OPTION 33.01 - Tenant shall have the right (the “Termination Option”) to terminate the Lease effective at the end of either the fifth (5th) or the seventh (7th) Lease Year (the “Anniversary Dates”). If exercised, and if all the conditions applicable thereto have been satisfied, the Lease shall then terminate and all obligations, rights, burdens and benefits shall be null and void except for those provisions which expressly survive termination. The Termination Option shall be subject to, and shall be exercised in accordance with, the following terms and conditions:

(1) Tenant shall exercise its Termination Option by giving Landlord written notice (“Termination Option Notice”) thereof not less than 270 days prior to the respective effective date of such Termination Option, which effective date shall be one of the Anniversary Dates and shall be specified in the Termination Option Notice.

(2) In the event the Termination Option Notice is not given timely as to be effective as of the end of the fifth (5th) Lease Year, Tenant’s Termination options shall hereinafter only be available as to be effective as of the end of the seventh (7th) Lease Year. In the event the Termination Option Notice is not given timely as to be effective at the end of the seventh (7th) Lease Year, Tenant’s Termination Option shall be null and void and shall lapse and be of no further force and effect.

(3) The Termination Option may be exercised only with respect to all of the Premises.

(4) In the event there exists a monetary default by Tenant under the Lease on the date that the Termination Option Notice is sent or at any other time thereafter up to and including the effective date then, at Landlord’s option, the Termination Option shall not be effective and the Term (if not sooner terminated pursuant to the exercise of Landlord’s remedies under the Lease) shall not expire until the date the Term would have expired without the exercise of such Termination Option.

(5) Absent written notice from Tenant (as part of its Termination Option Notice) that Tenant has assigned or sublet the Premises or any portion thereof, Tenant shall be deemed to have warranted that no subtenant or assignee has any rights to any of the Premises as of the effective date of such Termination Option, and Tenant shall indemnify, defend, protect and hold Landlord harmless from any losses, claims, liabilities, costs (including attorney’s fees and court costs) or damages arising from or in connection with any breach of such warranty.

(6) Not later than thirty (30) days prior to the Anniversary Date specified in the Termination Option Notice, (a) if it is to be effective as of the end of the fifth (5th) Lease Year, Tenant shall pay to Landlord the amount of $792,701.00, and (b) if it is to be effective as of the end of the seventh (7th) Lease Year, Tenant shall pay the Landlord the amount of $497,573.00.

(7) If Tenant’s required payment (as set forth in Section 33.01(6) above) shall not be paid prior to thirty (30) days before the Anniversary Date set forth in the Termination Option Notice, then, at Landlord’s option, such Termination Notice shall be null and void or Landlord may, in its sole discretion, opt to treat such termination as effective (which choice shall be binding upon Tenant for all purposes hereunder) and may treat such failure to timely pay as a monetary default hereunder, in which event Landlord may exercise any or all of the remedies available hereunder.

(8) Upon sending the Termination Option Notice, Tenant forever waives and relinquishes any and all rights and options to renew the Lease, expand the Premises, lease any Additional Space and any other similar rights, benefits and privileges.

(9) Tenant agrees to execute and deliver to Landlord any documents reasonably requested in order to evidence the termination of this Lease.

(10) Upon Tenant’s exercise of its Termination Option, such exercise shall be irrevocable and Tenant shall be required to surrender the Premises on the effective date thereof as if that date was the day after the last day of the Term hereunder. Any failure by Tenant to vacate and abandon the property on the effective date thereof after exercise of such Termination Option shall be treated as a hold over hereunder without further action of a notice of any kind and Landlord shall have all of its hold over remedies as provided hereunder and shall not be required to send any notice to Tenant regarding such hold over.

ATTORNEY’S FEES 34.01 - All costs and expenses, including attorneys fees in a reasonable amount, incurred by Landlord or Tenant in enforcing the obligations of either party under this Lease, shall be paid by the defaulting party to the prevailing party upon demand, once a default is determined to have occurred, whether by judgment or otherwise.

ENVIRONMENTAL MATTERS 35.01 - To the best of Landlord’s actual knowledge based solely on an environmental Phase I review performed at the time Landlord acquired the Building in 1989, (the “Environmental Report”) (i) the Land and Building have not been and are not contaminated by any “Hazardous Substance” (as defined below). The term “Hazardous Substance” shall mean any and all elements, compounds, chemical mixtures, contaminants, pollutants or other substances identified as “hazardous substances” under CERCLA or HSCA. To the best of Landlord’s actual knowledge, based solely on the Environmental Report, no i underground tanks used to store any Hazardous Substance or petroleum are located on, in, under or upon the Land. To the best of Landlord’s actual knowledge, based solely on the Environmental Report, Landlord has not disposed of, stored, treated, processed, or caused disposal, storage, treatment or processing of, any Hazardous Substance on, in, under or upon the Land or the

Building, and Landlord will not do, or cause, any of the foregoing to occur on, in, under or upon the Land or the Building. To the best of Landlord’s actual knowledge, based solely on the Environmental Report, there is no asbestos and/or unlawful concentration of radon gas on or about the Land or the Building.

ADDENDA 36.01 - Exhibit A “Floor Plan”, Exhibit B “Confirmation of Lease”, Exhibit C “Rules and Regulations”, Exhibit D “Basic Rent” and Exhibit E “Cleaning Specifications” are attached hereto and made a part hereof.

IN WITNESS WHEREOF, Landlord has hereunto set its hand and seal, or has caused its name to be hereunto subscribed and Tenant has hereunto set its hand and seal, and has caused its corporate name to be hereunto subscribed and its corporate seal to be hereunto affixed and attested by its duly authorized officers, as the case may be, as of the day and year first above written.

ATTEST:	LANDLORD
GE INVESTMENT REALTY PARTNERS I, LIMITED PARTNERSHIP

/s/ L. Abbott	By:	G. E. INVESTMENT MANAGEMENT INC. Its general partner

	By:	/s/ Michael J. Strone	(SEAL)
	NAME:	Michael J. Strone
	TITLE:	VP

ATTEST:	TENANT
LEARNING TREE INTERNATIONAL USA, INC., a Delaware Corporation

/s/ James Lerner	By:	/s/ Richard Adamson	(SEAL)
Richard Adamson
EVP/COO

EXHIBIT B

CERTIFICATE CONFIRMING LEASE COMMENCEMENT DATE

This Certificate Confirming the Lease Commencement Date is attached to and made a part of the Lease Agreement dated the 1st day of May, 1997, by and between GE Investment Realty Partners I, Limited Partnership, as “Landlord”, and Learning Tree International USA, Inc., a Delaware corporation, as “Tenant”.

The rent commencement date is	July 17th, 1997

The lease commencement date is	July 17th, 1997

The lease termination date is	July 31st, 2007

WITNESS:	LANDLORD
GE INVESTMENT REALTY PARTNERS I, LIMITED PARTNERSHIP

/s/ M. Guth	By:	G. E. INVESTMENT MANAGEMENT INC.
its general partner

	By:	/s/ Michael J. Strone
	Name:	Michael J. Strone
Title:

WITNESS:	TENANT
LEARNING TREE INTERNATIONAL USA, INC., a Delaware Corporation

/s/ James Learner	By:	/s/ Richard Adamson
	Name:	Richard Adamson
EVP/COO

ATTEST:	Notwithstanding any bankruptcy of Tenant or any amendment of this Lease, all obligations of Tenant hereunder are hereby unconditionally guaranteed by:

LEARNING TREE INTERNATIONAL USA, INC.,

/s/ Gary R. Washington	By:	/s/ Mary Cleilar	(SEAL)
VP, ADMIN/ASST SEC’Y

EXHIBIT D

BASIC RENT

Initial Basic Rent: $632,809.50

(For 1st Lease Year)

LEASE YEAR	BASIC RENT
2	$647,047.71
3	661,606.29
4	676,492.43
5	691,713.51
6	707,277.06
7	723,190.80
8	739,462.59
9	756,100.50
10	773,112.76